EXHIBIT 24


                               POWER OF ATTORNEY

I hereby confirm that I have authorized and designated Paul G. Vitek, Ann J. Bruder and/or Bruce Newsome to execute and file on my behalf all SEC Section 16 forms (including any amendments thereto) that I may be required to file with the United States Securities and Exchange Commission as a result of my position with, or my ownership of or transactions in securities of, CARBO Ceramics, Inc. The authority of such individuals under this Statement shall continue until June 30, 2028, unless earlier revoked in writing. I hereby acknowledge that such individuals are not assuming, nor is CARBO Ceramics, Inc. assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                           /s/ Randy L. Limbacher
                                           -------------------------------------
                                               Randy L. Limbacher


Dated: July 11, 2007